                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     BETWEEN

                       DIGITAL HOME THEATER SYSTEMS, INC.

                                       AND

                                 XENONICS, INC.

                                TABLE OF CONTENTS

        1.   Plan of Reorganization....................................................     1

        2.   Exchange of Shares........................................................     1

        3.   Pre-Closing Events........................................................     2

        4.   Exchange of Securities....................................................     2

        5.   Other Events Occurring at Closing.........................................     2

        6.   Delivery of Shares........................................................     3

        7.   Representations of Xenonics Stockholders..................................     3

        8.   Representations of Xenonics...............................................     4

        9.   Representations of DHTS and Jowett........................................     5

        10.  Closing...................................................................     8

        11.  Conditions Precedent to the Obligations of Xenonics.......................     9

        12.  Conditions Precedent to the Obligations of DHTS ..........................    11

        13.  Indemnification...........................................................    12

        14.  Nature and Survival of Representations....................................    12

        15.  Documents at Closing......................................................    12

        16.  Finder's Fees.............................................................    13

        17.  Miscellaneous.............................................................    14

Signature Page.........................................................................    15

Exhibit A - Xenonics Stockholder Schedule
Exhibit B - Amendment to Articles of Incorporation
Exhibit C - Investment Letter

                                       (i)
                      AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization (hereinafter the "Agreement") is entered into effective as of this 23rd day of July, 2003, by and among Digital Home Theater Systems, Inc., a Nevada corporation (hereinafter "DHTS"); Pam Jowett, the sole officer and director of DHTS (hereinafter "Jowett"); Xenonics, Inc., a Delaware corporation (hereinafter "Xenonics"), and the owners of the outstanding shares of common stock of Xenonics (hereinafter the "Xenonics Stockholders").

                                    RECITALS:

      WHEREAS, the Xenonics Stockholders own all of the issued and outstanding common stock of Xenonics (the "Xenonics Common Stock"). DHTS desires to acquire the Xenonics Common Stock solely in exchange for voting common stock of DHTS, making Xenonics a wholly-owned subsidiary of DHTS; and

      WHEREAS, the Xenonics Stockholders (as set forth on Exhibit "A") desire to acquire voting common stock of DHTS in exchange for the Xenonics Common Stock, as more fully set forth herein.

      NOW THEREFORE, for the mutual consideration set out herein and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

      1. PLAN OF REORGANIZATION. It is hereby agreed that the Xenonics Common Stock shall be acquired by DHTS in exchange solely for DHTS common voting stock (the "DHTS Shares"). It is the intention of the parties hereto that all of the issued and outstanding shares of capital stock of Xenonics shall be acquired by DHTS in exchange solely for DHTS common voting stock and that this entire transaction qualify as a corporate reorganization under Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended, and related or other applicable sections thereunder.

      2. EXCHANGE OF SHARES. DHTS and Xenonics Stockholders agree that on the Closing Date or at the Closing as hereinafter defined, the Xenonics Common Stock shall be delivered at Closing to DHTS in exchange for the DHTS Shares, as follows:

      (a) At Closing, DHTS shall, subject to the conditions set forth herein, be obligated to issue an aggregate of up to 8,750,000 shares of DHTS common stock for delivery to the Xenonics Stockholders in exchange for 100% of the Xenonics Common Stock. The 8,750,000 shares does not include any shares reserved for issuance upon exercise of options or warrants granted by

DHTS to optionholders or warrantholders of Xenonics at Closing in exchange for existing Xenonics options or warrants as set forth on Exhibit "A".

      (b) Each consenting Xenonics Stockholder shall execute this Agreement or a written consent to the exchange of their Xenonics Common Stock for DHTS Shares including exchanging option and/or warrantholders.

      (c) Unless otherwise agreed by DHTS and Xenonics this transaction shall close only in the event DHTS is able to acquire at least 80% of the outstanding Xenonics Common Stock; however, it is the intent of the parties to have DHTS acquire all of the Xenonics Common Stock.

      3. PRE-CLOSING EVENTS. The Closing is subject to the completion of the following:

      (a) At or prior to the time of Closing, DHTS shall have made provisions for the cancellation of 9,026,400 outstanding shares of its common stock and shall have 2,500,000 shares of its common stock issued and outstanding and no other shares of capital stock issued or outstanding and there shall be no outstanding options, warrants or other rights to purchase or otherwise acquire DHTS securities except as otherwise described herein relating to the transactions described herein.

      (b) DHTS shall have no, and shall demonstrate to the satisfaction of Xenonics that it has no, material assets and no liabilities contingent or fixed except the proceeds of the DHTS Financing (as defined herein).

      4. EXCHANGE OF SECURITIES. As of the Closing Date each of the following shall occur:

      (a) All shares of Xenonics Common Stock issued and outstanding on the Closing Date shall be exchanged for the DHTS Shares (up to an aggregate amount of 8,750,000 DHTS Shares) to be delivered at Closing subject to the conditions set forth below. All such outstanding shares of Xenonics Common Stock shall be deemed, after Closing, to be owned by DHTS. The holders of such certificates previously evidencing shares of Xenonics Common Stock outstanding immediately prior to the Closing Date shall cease to have any rights with respect to such shares of Xenonics Common Stock except as otherwise provided herein or by law;

      (b) With respect to the 8,750,000 shares of the Company's common stock to be issued to the Stockholders of Xenonics said shares shall be issued to the Xenonics Stockholders in proportion to their Xenonics stock ownership set forth on Exhibit "A".

      (c) Any shares of Xenonics Common Stock held in the treasury of Xenonics immediately prior to the Closing Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

      5. OTHER EVENTS OCCURRING AT CLOSING. At Closing, the following shall be accomplished:

      (a) DHTS shall file an amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada in substantially the form attached hereto as Exhibit "B" effecting an amendment to its Articles of Incorporation to reflect a name change (as selected by Xenonics), but expected to be Xenonics Holdings, Inc.

      (b) The resignation of the existing DHTS sole officer and director and appointment of new officers and directors as specified in this Agreement.

      (c) DHTS shall have completed its private offering to accredited investors under Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission ("SEC"), and/or Section 4(2) under the Securities Act of 1933, as amended, of 1,250,000 shares of its common stock at $.875 per share. The gross proceeds of the DHTS Financing shall be $1,115,625 and the total expenses of DHTS regarding all transactions contemplated herein including the DHTS Financing shall be $40,000, which shall be deducted from the proceeds. The obligations of Xenonics under this Agreement are subject to the completion of the DHTS Financing, in accordance with all applicable federal and state securities laws. At Closing, the net proceeds of the DHTS Financing as described above shall be delivered to the control of the new management of DHTS nominated by the Xenonics Stockholders, in good and immediately available funds.

      (d) As of the Closing, DHTS shall adopt a 2003 Stock Option Program (including incentive stock options) in such amount, at such exercise price and pursuant to such a vesting schedule as reasonably determined by Xenonics except that options exchanged with existing Xenonics optionholders shall be exercisable at $.25 per share.

      (e) At Closing, DHTS shall issue warrants to various Xenonics warrantholders in exchange for their Xenonics warrants and with identical terms except that the exercise price shall be no less than $.60 per share.

      6. DELIVERY OF SHARES. On or as soon as practicable after the Closing Date, Xenonics will use its best efforts to cause the Xenonics Stockholders to surrender certificates for cancellation representing their shares of Xenonics Common Stock, against delivery of certificates representing the DHTS Shares for which the shares of Xenonics Common Stock are to be exchanged at Closing.

      7. REPRESENTATIONS OF XENONICS STOCKHOLDERS. Each Xenonics Stockholder hereby represents and warrants each only as to its own Xenonics Common Stock, effective this date and the Closing Date as follows:

      (a) Except as may be set forth in Exhibit "A", the Xenonics Common Stock is free from claims, liens, or other encumbrances, and at the Closing Date said Xenonics Stockholder will have good title and the unqualified right to transfer and dispose of such Xenonics Common Stock.

      (b) Said Xenonics Stockholder is the sole owner of the issued and outstanding Xenonics Common Stock as set forth in Exhibit "A";

      (c) Said Xenonics Stockholder has no present specific intent to sell or dispose of the DHTS Shares and is not under a binding obligation, formal commitment, or existing plan to sell or otherwise dispose of the DHTS Shares.

      8. REPRESENTATIONS OF XENONICS. Xenonics hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing Date:

      (a) Except as noted on Exhibit "A", the Xenonics Stockholders listed on the attached Exhibit "A" are the sole record and beneficial owners of the issued and outstanding common stock of Xenonics.

      (b) Xenonics has no outstanding or authorized capital stock, warrants, options or convertible securities other than as described in the Xenonics Financial Statements or on Exhibit "A", attached hereto.

      (c) The unaudited financial statements as of and for the periods ended December 31, 2002, which have been delivered to DHTS (hereinafter referred to as the "Xenonics Financial Statements") fairly present the financial condition of Xenonics as of the dates thereof. There are no material liabilities or obligations, either fixed or contingent, not disclosed in the Xenonics Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations in the ordinary course of business and expenses incurred in connection with the transactions contemplated by this Agreement; and no such contracts or obligations in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Xenonics as reflected in the Xenonics Financial Statements. Xenonics has good title to all assets shown on the Xenonics Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record.

      (d) Since the date of the Xenonics Financial Statements, there have not been any material adverse changes in the financial position of Xenonics except changes arising in the ordinary course of business, or from the incurrence of expenses in connection with the transactions contemplated by this Agreement. which changes will in no event materially and adversely affect the financial position of Xenonics assuming Closing occurs.

      (e) Xenonics is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the Xenonics Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against Xenonics.

      (f) Xenonics is in good standing in its jurisdiction of incorporation, and is in good standing and duly qualified to do business in each jurisdiction where required to be so qualified except where the failure to so qualify would have no material negative impact on Xenonics.

      (g) Xenonics has (or, by the Closing Date, will have filed) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

      (h) Xenonics has not materially breached any material agreement to which it is a party. Xenonics has previously given DHTS copies or access thereto of all material contracts, commitments and/or agreements to which Xenonics is a party including all relationships or dealings with related parties or affiliates.

      (i) Xenonics has no subsidiary corporations except Creative Partners International, LLC.

      (j) Xenonics has made all material corporate financial records, minute books, and other corporate documents and records available for review to present management of DHTS prior to the Closing Date, during reasonable business hours and on reasonable notice.

      (k) The execution of this Agreement does not materially violate or breach any material agreement or contract to which Xenonics is a party and has been duly authorized by all appropriate and necessary corporate action under Delaware or other applicable law and Xenonics, to the extent required, has obtained all necessary approvals or consents required by any agreement to which Xenonics is a party.

      (l) All disclosure information provided by Xenonics for the purpose of being set forth in disclosure documents of DHTS or otherwise delivered to DHTS by Xenonics for use in connection with the transaction (the "Acquisition") described herein is true, complete as to the items described) and accurate in all material respects.

      9. REPRESENTATIONS OF DHTS AND JOWETT. DHTS, and Jowett to the best of her knowledge, hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Closing Date:

      (a) As of the Closing Date, the DHTS Shares, to be issued and delivered to the Xenonics Stockholders hereunder will, when so issued and delivered, constitute, duly authorized, validly and legally issued shares of DHTS common stock, fully-paid and nonassessable. The total number of DHTS shares of common stock outstanding as of the Closing Date shall be 2,500,000 prior to the completion of the acquisition of Xenonics. As of the Closing Date, DHTS will have no outstanding or authorized securities, warrants, options, other rights to purchase or otherwise acquire capital stock or securities of the Company, preemptive rights, rights of first refusal, registration rights or related commitments of any nature other than as described herein. Lynn

Dixon hereby agrees to surrender for cancellation sufficient shares as required to cause the Company to have 2,500,000 shares outstanding and to round up all fractional shares so that DHTS has 2,500,000 shares outstanding.

      (b) DHTS has the corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, including the board of directors and shareholders of DHTS. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which DHTS is a party or by which its assets and properties are bound, and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to DHTS or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or by-laws of DHTS.

      (c) DHTS has delivered to Xenonics a true and complete copy of its unaudited financial statements for the years ended December 31, 2000, 2001 and 2002, (the "DHTS Financial Statements"). The DHTS Financial Statements are complete, accurate and fairly present the financial condition of DHTS as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The DHTS Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of DHTS as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. Immediately following the Closing, DHTS's present management will cause all of DHTS's financial records,including state and federal tax returns, to be delivered to new management nominated by the Xenonics stockholders.

      (d) Since December 31, 2002, there have not been any material adverse changes in the financial condition of DHTS except with regard to disbursements to pay reasonable and ordinary expenses in connection with maintaining its corporate status and pursuing the matters contemplated in this Agreement and the disposition of DHTS's remaining assets and the payment of all liabilities. Prior to Closing, all accounts payable and other liabilities of DHTS shall be paid and satisfied in full and DHTS shall, at Closing, have no obligations, debts, claims or liabilities of any nature either contingent or fixed (including without limitation, any tax liabilities not yet due, except for Nevada franchise taxes, if any).

      (e) DHTS is not a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation or proceeding not reflected in the DHTS Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting DHTS, its management or its properties.

      (f) DHTS is duly organized, validly existing and in good standing under the laws of the State of Nevada; has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact on it.

      (g) DHTS has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on DHTS, and has paid or made adequate provision in the DHTS Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. DHTS is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

      (h) There are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of DHTS, except as contemplated in this Agreement.

      (i) The corporate financial records, minute books, and other documents and records of DHTS have been made available to Xenonics prior to the Closing and shall be delivered to new management of DHTS at Closing.

      (j) DHTS has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that DHTS has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its assets are is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which DHTS is subject. DHTS hereby represents that it has no business operations or material assets and it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and that it has disclosed to Xenonics all relationships or dealings with related parties or affiliates.

      (k) DHTS common stock is currently approved for quotation on the Electronic Pink Sheets under the symbol "DHTS" and there are no stop orders in effect with respect thereto. DHTS has provided Xenonics with copies of all correspondence between DHTS and NASDAQ and DHTS and NASD. DHTS has not been informed, and has no reason to believe, that its common stock will be delisted by the NASD.

      (l) All information regarding DHTS which has been provided to Xenonics or otherwise disclosed in connection with the transactions contemplated herein, is true, complete and accurate in all material respects. DHTS has provided to Xenonics all material information regarding DHTS. DHTS and Jowett specifically disclaim any responsibility regarding disclosures as to Xenonics, its business or its financial condition.

      (m) As of Closing the outstanding capitalization of DHTS shall consist of 2,500,000 shares of common stock, but prior to the issuance of shares in the DHTS Financing and the commitment to issue up to 8,750,000 shares to the Xenonics Stockholders pursuant to the terms of this Agreement, but not including any options under the 2003 Stock Option Plan to be adopted at Closing.

      (n) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to DHTS, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, except for compliance with applicable securities laws and the filing of all documents necessary to consummate the transaction with any governmental entity, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which DHTS is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of DHTS or the funds being delivered in connection herewith, or (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of DHTS.

      (o) DHTS has, and at the Closing Date DHTS shall have, disclosed to Xenonics all events, conditions and facts materially affecting the business, finances and legal status of DHTS.

      (p) The corporate financial records, minute books, and other records of DHTS are to be available to Xenonics prior to the Closing Date and will be turned over to newly appointed management of DHTS, in their entirety, at Closing.

      (q) DHTS's stock is currently authorized for quotation on the Electronic Pink Sheets. There are no existing or threatened liabilities, claims, lawsuits, nor to DHTS's best knowledge, is there any basis for the same, with respect to DHTS's original stock issuance to its founders, its subsequent securities offerings, solicitation of proxies in connection with any stockholders' meeting, other dealings with its stockholders, the public trading of DHTS's securities, activities of brokers in connection with DHTS's securities, whether on behalf of the Securities and Exchange Commission, state agencies or other persons. This includes matters relating to state or federal securities laws as well as general common law or state corporation law principles.

      (r) This Agreement is enforceable against DHTS in accordance with its terms.

      10. CLOSING. The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to take place as soon as practicable after the receipt of $1,115,625 in the DHTS Financing pursuant to the private sale of shares of common stock but no later than July 15, 2003, unless extended by mutual consent of all parties hereto. The "Closing Date" of the transactions described herein (the "Acquisition"), shall be that date on which all conditions set forth herein have been met and the DHTS Shares are issued in exchange for the Xenonics Common Stock. Absent further mutual agreement, no party shall have any further obligations under this Agreement if all conditions precedent to its obligations are not fulfilled by July 31, 2003.

      11. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF XENONICS. All obligations of Xenonics under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Closing Date, as indicated below, of each of the following conditions:

      (a) The representations and warranties by or on behalf of Jowett and DHTS contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing and Closing Date as though such representations and warranties were made at and as of such time.

      (b) DHTS shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

      (c) On or before the Closing, the board of directors, and shareholders representing a majority interest the outstanding common stock of DHTS, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

      (d) On or before the Closing Date, DHTS shall have delivered to Xenonics certified copies of resolutions of the board of directors and shareholders of DHTS approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable DHTS to comply with the terms of this Agreement including the election of Xenonics's nominees to the Board of Directors of DHTS and all matters outlined herein.

      (e) The Acquisition shall be permitted by applicable law and DHTS shall have sufficient shares of its capital stock authorized to complete the Acquisition.

      (f) At Closing, the existing sole officer and director of DHTS shall have resigned in writing from all positions as director and officer of DHTS effective upon the election and appointment of the Xenonics nominees.

      (g) At the Closing, all instruments and documents delivered to Xenonics and Xenonics Stockholders, and all actions taken by DHTS, pursuant to the provisions hereof, and all matters relating to compliance with applicable securities laws, shall be reasonably satisfactory to legal counsel for Xenonics.

      (h) The shares of restricted DHTS capital stock to be issued to Xenonics Stockholders and in the DHTS Financing at Closing will be validly issued, nonassessable and fully-paid under Nevada corporation law and will be issued in compliance with all federal, state and applicable corporation and securities laws.

      (i) Xenonics and Xenonics Stockholders shall have received the advice of their tax advisor, if deemed necessary by them, as to all tax aspects of the Acquisition.

      (j) Xenonics shall have received all necessary and required approvals and consents from required parties and its shareholders.

      (k) DHTS shall have completed $1,115,625 of the DHTS Financing in compliance with all applicable laws.

      (l) At the Closing, DHTS shall have delivered to Xenonics an opinion of its counsel dated as of the Closing to the effect that:

            (i) DHTS is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

            (ii) This Agreement has been duly authorized, executed and delivered by DHTS and is a valid and binding obligation of DHTS enforceable in accordance with its terms;

            (iii) DHTS through its board of directors and stockholders has taken all corporate action necessary for performance under this Agreement, including, without limitation, authorization and effectuation of the reverse stock split and the amendment of its Articles of Incorporation.

            (iv) The documents executed and delivered by DHTS to Xenonics and Xenonics Stockholders hereunder are valid duly executed and delivered, and binding in accordance with their terms and vest in Xenonics Stockholders, as the case may be, all right, title and interest in and to the DHTS Shares to be issued pursuant to the terms hereof, and the DHTS Shares when issued will be duly and validly issued, fully-paid and nonassessable;

            (v) DHTS has the corporate power to execute, deliver and perform under this Agreement;

            (vi) The execution, delivery and performance of this Agreement and the, consummation of the transactions contemplated hereby will not (a) to the best of such counsel's knowledge, constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to DHTS, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, except for compliance with applicable securities laws and the filing of all documents necessary to consummate the transaction with any governmental entity, (c) to the best of such counsel's knowledge result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which DHTS is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of DHTS or the funds being delivered in connection herewith, or (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of DHTS

            (vii) Legal counsel for DHTS is not aware of any liabilities, claims or lawsuits involving DHTS; and

      12. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF DHTS. All obligations of DHTS under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

      (a) The representations and warranties by Xenonics and Xenonics Stockholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

      (b) Xenonics shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

      (c) Xenonics shall deliver on behalf of the Xenonics Stockholders a letter commonly known as an "Investment Letter," signed by each of said shareholders, in substantially the form attached hereto as Exhibit "C", acknowledging that the DHTS Shares are being acquired for investment purposes.

      (d) Xenonics shall deliver an opinion of its legal counsel to the effect that:

            (i) Xenonics is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse impact on Xenonics;

            (ii) This Agreement has been duly authorized, executed and delivered by Xenonics.

            (iii) The documents executed and delivered by Xenonics and Xenonics Stockholders to DHTS hereunder are valid and binding in accordance with their terms and vest in DHTS all right, title and interest in and to the Xenonics Common Stock, which stock is duly and validly issued, fully-paid and nonassessable.

      13. INDEMNIFICATION. For a period of one year from the Closing, DHTS and Jowett agree to jointly and severally indemnify and hold harmless Xenonics and the Xenonics Stockholders, and Xenonics agrees to indemnify and hold harmless DHTS and Jowett, at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

      To the extent there is a material breach in this Agreement pursuant to which Xenonics is entitled to indemnification, Xenonics shall be entitled to cause DHTS management to issue to the Xenonics Stockholders additional shares of DHTS common stock based on its fair market value at the time in an amount equal to any claim or liability which may arise, all in addition to any other remedies which may be available.

      14. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for one year from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

      15. DOCUMENTS AT CLOSING. At the Closing, the following documents shall be delivered:

      (a) Xenonics will deliver, or will cause to be delivered, to DHTS the following:

            (i) a certificate executed by the President and Secretary of Xenonics to the effect that all representations and warranties made by Xenonics under this Agreement are true and correct as of the Closing, the same as though originally given to DHTS on said date;

            (ii) a certificate from the jurisdiction of incorporation of Xenonics dated at or about the Closing to the effect that Xenonics is in good standing under the laws of said jurisdiction;

            (iii) Investment Letters in the form attached hereto as Exhibit "C" executed by each Xenonics Stockholder;

            (iv) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

            (v) certified copies of resolutions adopted by the shareholders and directors of Xenonics authorizing this transaction; and

            (vi) all other items, the delivery of which is a condition precedent to the obligations of DHTS as set forth herein.

            (vii) the legal opinion required by Section 12(d) hereof.

      (b) DHTS will deliver or cause to be delivered to Xenonics:

            (i) stock certificates representing the DHTS Shares to be issued as a part of the stock exchange as described herein;

            (ii) a certificate of the President of DHTS, to the effect that all representations and warranties of DHTS made under this Agreement are true and correct as of the Closing, the same as though originally given to Xenonics on said date;

            (iii) certified copies of resolutions adopted by DHTS's board of directors and DHTS's Stockholders authorizing the Acquisition and all related matters described herein;

            (iv) certificate from the jurisdiction of incorporation of DHTS dated at or about the Closing Date that DHTS is in good standing under the laws of said state;

            (v) opinion of DHTS's counsel as described in Section 11(l) above;

            (vi) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

            (vii) resignation of the existing officer and director of DHTS;

            (viii) all corporate and financial records of DHTS; and

            (ix) all other items, the delivery of which is a condition precedent to the obligations of Xenonics, as set forth in Section 12 hereof, including net cash proceeds of the DHTS Financing.

      16. FINDER'S FEES. DHTS, represents and warrants to Xenonics, and Xenonics represents and warrants to DHTS that neither of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby other than the arrangements described in Section 5(d) hereof, which do not include any finders fees. In this regard, DHTS, on the one hand, and Xenonics on the other hand, will indemnify and hold the other harmless from any claim, loss, cost or expense whatsoever (including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability other than as disclosed herein.

      17. MISCELLANEOUS.

      (a) Further Assurances. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

      (b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

      (c) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

      (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

      (e) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (g) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

      (h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

      (i) Entire Agreement. This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

      (j) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                       DIGITAL HOME THEATER SYSTEMS, INC.

                                       By: /s/ Pam Jowett
                                           -------------------------------------
                                           Pam Jowett, President

                                       _________________________________________
                                       Pam Jowett, individually

                                       XENONICS, INC.

                                       By: /s/ Alan P. Magerman
                                           -------------------------------------
                                           Alan P. Magerman, Chairman

                                       CERTAIN STOCKHOLDERS OF XENONICS, INC.

                                       /s/ Alan P. Magerman
                                       -----------------------------------------
                                       Alan P. Magerman

                                       /s/ Jeffrey P. Kennedy
                                       -----------------------------------------
                                       Jeffrey P. Kennedy

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